UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	72-0487776
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas	77072
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A filed by Tidewater Inc. (the “Company”) with the Securities and Exchange Commission on April 14, 2020 (including the exhibits thereto, the “Form 8-A”).

Item 1.	Description of the Registrant’s Securities to Be Registered.

Item 1 to the Form 8-A is amended and supplemented by adding the following:

On December 15, 2021, the Company entered into an Amendment No. 1 (the “Amendment”) to that certain Tax Benefits Preservation Plan, dated as of April 13, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent (as so amended, the “Rights Plan”). Pursuant to the Amendment, the Final Expiration Date (as defined in the Rights Plan) was accelerated from April 13, 2023 to December 15, 2021. As a result of the Amendment, effective as of the close of business on December 15, 2021, the Rights (as defined in the Rights Plan) have expired and ceased to be outstanding.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

4.1

Tax Benefits Preservation Plan by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent, dated as of April 13, 2020, which includes the Form of Certificate of Designations as Exhibit A, Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 14, 2020).

4.2

Amendment No. 1 to Tax Benefits Preservation Plan, dated December 15, 2021, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 16, 2021).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TIDEWATER INC.

Date: December 16, 2021	By:	/s/ Daniel A. Hudson
	Name:	Daniel A. Hudson
	Title:	Executive Vice President, General Counsel and Secretary